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Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

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Todd Chirillo
(248) 435-1571
todd.chirillo@meritor.com

Maremont Corporation, a Meritor Inc. Non-Operating Subsidiary,
Consummates Joint Pre-Packaged Chapter 11 Plan of Reorganization
Establishing Asbestos Trust and Resolving All Current and Future
Maremont-Related Asbestos Claims

TROY, Mich. (July 9, 2019) – Meritor, Inc. (NYSE: MTOR) today announced that Maremont Corporation (“Maremont”), a non-operating subsidiary of Meritor, and Maremont’s three wholly-owned, non-operating subsidiaries, Maremont Exhaust Products, Inc., AVM, Inc., and Former Ride Control Operating Company, Inc. (collectively with Maremont, the “Debtors”) have consummated their Joint Pre-Packaged Plan of Reorganization (the “Plan”). The Plan was confirmed by the U.S. Bankruptcy Court for the District of Delaware on May 17, 2019 and approved by the District Court for the District of Delaware on June 27, 2019. All current and future asbestos claims related to the Debtors’ historical asbestos-related activities have been channeled to an asbestos trust (the “Trust”) that will process and satisfy all such claims going forward pursuant to the Trust’s resolution and payment procedures.

As previously announced, pursuant to the Plan, which was supported by 100 percent of holders of current asbestos claims against Maremont that voted on the Plan, the Debtors established the Trust in accordance with the provisions of section 524(g) of the U.S. Bankruptcy Code. The Trust has been funded with a $28 million contribution from Meritor and Maremont’s remaining assets, including approximately $21 million in cash and intercompany loan receivables less certain amounts needed to pay for the remaining administrative costs of the Chapter 11 Cases, as well as its remaining insurance assets.

Other key terms of the Plan include:

●	An injunction that permanently protects the reorganized Debtors, Meritor and its subsidiaries, and certain of their related representatives from current and future claims stemming from Maremont's historical asbestos activities;
●	All claims other than asbestos claims against the Debtors will be paid in full or reinstated; and
●	Meritor's equity interests in Maremont have been cancelled. The Trust now owns 100% of the equity interests in reorganized Maremont.

Background on Asbestos Litigation

Maremont, a non-operating subsidiary of Meritor, manufactured certain friction products containing asbestos from 1953 through 1977, when it sold its friction product business, and one of its subsidiaries manufactured certain exhaust products containing asbestos from 1954 to 1978, when it ceased using asbestos in such products. Arvin Industries, Inc., a predecessor of Meritor, acquired Maremont in 1986. Maremont and many other companies are defendants in suits brought by individuals claiming personal injuries as a result of exposure to asbestos-containing products. There were approximately 1,900 and 2,800 active asbestos-related lawsuits against Maremont and its subsidiary Maremont Exhaust Products, Inc. as of December 31, 2018 and December 31, 2017, respectively.

The Debtors are represented in the Chapter 11 Cases by Sidley Austin LLP and Cole Schotz P.C.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.